UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (date of earliest event reported):  August 14, 2008

Commission File No. 1-10403

TEPPCO Partners, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	76-0291058
(State of Incorporation	(I.R.S. Employer
Or Organization)	Identification Number)

1100 Louisiana Street, Suite 1600
Houston, Texas 77002
(Address of principal executive offices, including zip code)

(713) 381-3636
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 14, 2008, TEPPCO O/S Port System, LLC (“TEPPCO LLC”), an indirect wholly-owned subsidiary of TEPPCO Partners, L.P. (“TEPPCO”) entered into a Partnership Agreement (the “Partnership Agreement”) for the Texas Offshore Port System, a Delaware general partnership (“TOPS”) with Enterprise Offshore Port System, LLC (“Enterprise LLC”), an indirect wholly-owned subsidiary of Enterprise Products Partners L.P. (“Enterprise”) and Oiltanking Freeport L.P. (“Oiltanking LP”), a subsidiary of Oiltanking Holding Americas, Inc. (“Oiltanking”).  TOPS has been formed to design, construct, own and operate a new Texas offshore crude oil port and pipeline system to facilitate delivery of waterborne crude oil to refining centers along the upper Texas Gulf Coast. Through their respective subsidiaries, Enterprise, TEPPCO and Oiltanking will each own a one-third interest in TOPS, and expect to invest a total of $1.8 billion in the project, which is scheduled to begin service in the fourth quarter of 2010. The offshore terminal will require approval by the U.S. Coast Guard, while the onshore pipeline and storage facilities will be subject to review by the U.S. Environmental Protection Agency, Army Corps of Engineers and Department of Transportation.

The Partnership Agreement provides that:

▪
TOPS will be governed by a management committee comprised of representatives appointed by each of TEPPCO LLC, Enterprise LLC and Oiltanking LP (each referred to herein as a “Partner”). Each Partner’s representatives, whether one or more, are entitled to vote such Partner’s interest in TOPS. The management committee may designate officers to act on TOPS’s behalf.

▪
The Partners are obligated to fund capital contributions necessary to form TOPS and design, construct, install and place in service the offshore crude oil port and pipeline system.  An affiliate of each Partner has guaranteed up to $700 million of such Partner’s capital contribution obligations.  The Partnership Agreement also provides for the dilution of a Partner’s interest in TOPS upon such Partner's failure to contribute its share of capital required to construct the offshore crude oil port and pipeline facilities.

▪	A subsidiary of Enterprise will act as operator and construction manager for TOPS.

▪
Except with respect to transfers to affiliates or transfers resulting from a foreclosure, any Partner undergoing a change of control or desiring to transfer all or any portion of its interest in TOPS must first offer to transfer such interest to the non-transferring Partners as a group based upon the same terms and conditions as those under which, and for the same value that, the transferring Partner would receive under the proposed transfer. The non-transferring Partners will have 60 days after receiving notice of the transfer within which to elect to acquire all of such interest proposed to be transferred.

▪
Generally, TOPS will distribute available cash (as defined in the Partnership Agreement) from operations to the Partners in proportion to their respective partnership interests on a monthly basis; provided, however, that the Partnership Agreement allows for special allocations of cash flow to Partners that choose to participate in the funding of future expansions of the facilities.

This transaction was reviewed and approved by the Audit, Conflicts and Governance Committee of the board of directors of TEPPCO’s general partner.  Dan L. Duncan and certain of his affiliates, including Enterprise GP Holdings L.P., a publicly-traded partnership that owns the general partners of TEPPCO and Enterprise, control TEPPCO and Enterprise.

This report contains only a summary of certain provisions of the Partnership Agreement. The summary does not purport to be complete and is qualified by reference to the Partnership Agreement,

which is filed as an exhibit hereto. The Partnership Agreement contains representations, warranties and other provisions that were made, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them, and such agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or any other person. The representations and other provisions of such agreement speak only as of the date(s) specified therein.

Item 7.01. Regulation FD Disclosure.

On August 18, 2008, TEPPCO issued a press release regarding the above project. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibit 10.1 is filed herewith. Exhibit 99.1 is “furnished” and not filed herewith for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 if and to the extent such subsequent filing specifically references the information therein.

Exhibit	Description

10.1	Partnership Agreement dated as of August 14, 2008.

99.1	Press Release dated August 18, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P.
(Registrant)

By: Texas Eastern Products Pipeline
Company, LLC, General Partner

Date: August 20, 2008	By: /s/ WILLIAM G. MANIAS
Name: William G. Manias
Title: Vice President and
Chief Financial Officer